Putnam Small Cap Value Fund, February 28, 2017, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		1,193
Class B		7
Class C		54
Class M		5

72DD2 (000s omitted)

Class R		5
Class R5		4
Class R6		509
Class Y		1,629

73A1

Class A		0.115
Class B		0.035
Class C		0.038
Class M		0.055

73A2

Class R		0.084
Class R5		0.169
Class R6		0.179
Class Y		0.152

74U1	(000s omitted)

Class A		10,620
Class B	  	229
Class C	  	1,480
Class M	  	92

74U2	(000s omitted)

Class R	   	56
Class R5		26
Class R6		3,051
Class Y		11,555

74V1

Class A		17.69
Class B		14.93
Class C		14.88
Class M		16.12

74V2

Class R		17.40
Class R5		18.39
Class R6		18.39
Class Y		18.33


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant Series.